Exhibit 23(l)

                                  SUBSCRIPTION AGREEMENT

            SUBSCRIPTION AGREEMENT, dated as of November 9, 1999 (this "Agreement"), is by and between Venus Capital Management, Inc. (the "Subscriber") and Venus Series Trust (the "Trust").

                                 R E C I T A L S

            WHEREAS, the Subscriber wishes to purchase shares of the India Technology Fund, a series of shares of the Trust (the "Shares"), and the Trust wishes to issue and sell the Shares to Subscriber.

                                A G R E E M E N T

            NOW, THEREFORE, pursuant to the provision set forth in this Agreement, the parties to this Agreement hereby agree as follows:

            SECTION 1. Subscription of Shares. Subscriber hereby agrees to purchase from the Trust, and the Trust hereby agrees to sell to Subscriber, 50,000 Shares for an aggregate purchase price of Five Hundred Thousand and 00/100 Dollars ($500,000) (the "Purchase Price").

            SECTION 2. Payment of Purchase Price. Subscriber shall pay the Purchase Price to the Trust by personal check or wire transfer in accordance with the instructions of the Trust.

            SECTION 3. Miscellaneous. This Agreement may not be amended, modified or supplemented except in writing signed by both Subscriber and the Trust. This Agreement shall be governed by, and shall be construed in accordance with, the internal laws of the State of New York (without giving effect to any conflict of law principles). Subscriber and the Trust hereby submit to the jurisdiction of any New York state or federal court sitting in New York County over any suit, action or proceeding arising out of or relating to this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument. Section headings in this Agreement are for reference only and shall not affect the construction, scope or enforceability of the provisions in this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

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            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                              VENUS SERIES TRUST

                              By: /s/ Vikas Mehrotra
                                  ------------------------------
                                  Vikas Mehrotra
                                  Trustee


                              VENUS CAPITAL MANAGEMENT, INC.

                              By: /s/ Vikas Mehrotra
                                  ------------------------------
                                  Vikas Mehrotra
                                  President